Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HWH INTERNATIONAL CORP.

We consent to the inclusion in the Post-Effective Amendment No.1 to Form S-1 of HWH INTERNATIONAL CORP. of our report dated April 6, 2018, relating to our audit of the consolidated balance sheets of HWH INTERNATIONAL CORP. as of June 30, 2017 and 2016, and the related consolidated statement of operations and comprehensive income, stockholders’ equity, and cash flows for the year ended June 30, 2017 and 2016.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ Total Asia Associates
Kuala Lumpur, Malaysia
April 9, 2018